Exhibit 10.4
AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is between Quovadx, Inc. (the “Company”) and CORY ISAACSON (“You” or “Your”) (collectively, the “Parties”) and is entered into and effective as of the 29th of August, 2006 and amends your Employment Agreement with the Company dated March 25, 2005.
     This Amendment is made in connection with the Company’s strategic initiatives, announced on or after August 29, 2006 and in recognition of the importance of Your contributions to the ultimate success of those initiatives and in consideration of your continued service to the Company and its affiliates.
AMENDMENT
     NOW, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Termination by Company Without Cause. Section 5B of the Agreement is hereby deleted in its entirety and replaced by the following:
     “5B. In addition to the payments and benefits provided under Section 5A, if Your employment is terminated by the Company without Cause during the Employment Period, then, subject to Your compliance with the provisions of Section 8 and You executing and not revoking a separation agreement and general release of claims in a form satisfactory to the Company, the Company will (i) continue to pay You Your Base Salary through the period of six months following Your termination date (the “Restricted Period” in the event You are entitled to benefits under this Section 5B), (ii) pay You a lump sum payment equal to a pro-rated amount of Your Target Bonus for the year in which the termination occurs, to be paid on the date bonuses are paid to other executive officers of the Company, but in no event later than 75 days after the end of the calendar year in which the termination occurs, and (iii) reimburse You for COBRA continuation coverage premiums to continue medical benefits for You and Your eligible dependents for the Restricted Period (but, if further limited by applicable law, the maximum permissible period) or, if earlier, until You become eligible for substantially similar benefits from another employer, provided You validly elect to continue Your medical benefits in accordance with applicable law.”
     2. Change of Control.
          a. Severance. Section 6A of the Agreement is hereby deleted in its entirety and replaced by the following:
     “6A. Severance. If, within three (3) months preceding and twelve (12) months following a Change of Control (the “Protection Period”) and during the Employment Period, the Company or the successor entity to the Company terminates Your employment without Cause or You resign for Good Reason, then, subject to Your compliance with the provisions of Section 8 and You executing and not revoking a separation agreement and general release of claims in a form satisfactory to the Company, You shall receive (in addition to the payments and benefits provided under Section 5A) the following separation payments and/or benefits: (i) continued Base Salary for a period of one year following Your termination date (the “Restricted Period” in the event You are entitled to benefits under this Section 6A), (ii) pay You a lump sum payment equal to a pro-rated amount of Your Target Bonus for the year in which the termination occurs, to be paid on the date bonuses are paid to other executive officers of the Company, but in no event later than 75 days after the end of the calendar year in which the termination occurs, (iii) pay You an additional lump sum payment equal to 100% of Your Target Bonus for the year in which the termination occurs, to be paid on the date bonuses are paid to other executive officers of the Company, but in no event later than 75 days after the end of the calendar year in which the termination occurs, (iv) reimbursement for COBRA continuation coverage premiums to continue medical benefits for You and Your eligible dependents for the Restricted Period (but, if further limited by applicable law, the maximum permissible period) or, if earlier, until You become eligible for substantially similar benefits from another employer, provided You validly elect to continue Your medical benefits in accordance with applicable law and (v) outplacement services during the Restricted Period. The payments and benefits set forth in this Section 6A shall be provided to You in lieu of any payments and benefits to which You may be entitled to receive under Section 5B above.”
          b. Definition of Change of Control. Section 6B of the Agreement is hereby deleted in its entirety and replaced by the following:
          “6B. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following:
(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company (or series of sales or dispositions) of all or substantially all of the Company’s assets;

(iii)	The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)	The consummation of the sale or disposition by the Company of the Rogue Wave Software division; or

(v)	A change in the composition of the Company’s Board of Directors (the “Board”), as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company, as applicable, as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.”

     3. Section 409A. Section 7 of the Agreement is hereby deleted in its entirety and replaced by the following:
     “7. Section 409A. Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, the Executive would receive any payment that, absent the application of this Section 7, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.
     It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A(a) of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.”
     4. Notice. Section 21 of the Agreement is hereby deleted in its entirety and replaced by the following:
     “21. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:	Attn: Chief Executive Officer
7600 E. Orchard Road, Suite 300-S
Greenwood Village, CO 80111

To the Executive:	at the last residential address known by the Company
     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.”
     5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, its rules of conflict of laws notwithstanding.
     6. Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.
     7. Effect of Amendment. Except as modified by this Amendment, the Agreement shall remain in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.
     8. Counterparts and Telecopies of Facsimiles. This Amendment may be executed in counterparts, or by copies transmitted by telecopier or facsimile, all of which shall be given the same force and effect as the original.

     9. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AMENDMENT, YOU KNOW AND FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO CONSULT AN ATTORNEY OF YOUR CHOOSING AND ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AMENDMENT.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

QUOVADX, INC.:
By:	/s/ Harvey A. Wagner
Harvey A. Wagner
President and CEO

CORY ISAACSON:
/s/ Cory Isaacson